Exhibit 99.4

CONSULTING SERVICES AGREEMENT

This Agreement is deemed effective, July 1, 2009 on a recurring basis of one year intervals for a continuous period until terminated by either party.

BETWEEN:  James Westmacott, doing business as Air Consult Associates with its office located at:  4628 Rhodie Lane, Freeland, WA, 98249 AND Secure Luggage Solutions Inc. with its offices located at: 2375 East Camelback Road 5th Floor, Phoenix, Arizona 85016.

WHEREAS: The Company wishes to retain the services of the Consultant according to the terms and conditions of this Agreement, and the Consultant is prepared to provide such services on that basis, the parties agree as follows:

1.
Scope of Services     The Consultant will provide consulting services as requested by the Company (“the Work”) in accordance with the duties and responsibilities outlined in the Attachment 1 to this Agreement, headed “Scope of Work”.

2.	Fees and Payment The Company will compensate the Consultant for the Work in accordance with the fee structure provided in Attachment 2 to this Agreement, headed “Terms of Agreement”.

3.
Independent Consultant Status     It is expressly understood that the Consultant is engaged to perform the work as an independent contractor, and not as a dependent contractor, partner, employee or agent of the Company. The Company shall not be responsible for Social Security assessments, life, health, or disability insurance premiums, and will make no federal or state statutory deductions from the fees payable to the consultant for the work rendered. The consultant shall indemnify and hold harmless the company from any assessment, penalty, fine, or charge made against the company by any statutory or regulatory authority in connection with the work.. The consultant agrees that he shall not hold himself out or permit himself to be held out as having any authority other than as expressly stated herein. All commitments made by the consultant on behalf of the company shall be subject to prior approval of the company before such commitments shall be binding on the company.

4.
Representation     The Company’s representative for this agreement will be the President, Donald G. Bauer or such other representative as the Company may appoint by written notice to the Consultant, with whom the Consultant will consult regarding all matters pertaining to the work. The work and all expenditures relating to the work shall be outlined in writing and approved by said representative before the work is initiated or the expenditure made.

5.
Personnel     The consultant shall ensure all its personnel hold all necessary licenses, certificates and other qualifications as may be deemed necessary to perform the work.  The Consultant represents that its personnel shall be duly trained and experienced in their respective capacities, and that such personnel shall perform the work in a safe, efficient, and reliable manner. The consultant’s personnel shall not be considered or deemed to be employees of the Company and all costs incurred by the consultant in connection with its personnel shall be for its own account.

6.
Records and Copyright     The consultant shall keep proper records of all work and shall turn such records over to the company upon completion of the work or termination of this Agreement, together with any software, computer programs, drawings, or other form of documentation developed or acquired by the consultant in connection with this agreement. All such tangible materials are the property of the company and to the extent, there is copyrightable subject matter in any such material, the consultant acknowledges and agrees the company shall have all right, title and interest thereto. The consultant agrees to fully cooperate during the term hereof and therefore to perfect and fully vest such copyright ownership in the company.

 Initial: JW_______  Company________

7.
Documentation     All documentation arising in connection with the performance of the Work (herein referred to as the “Documentation”) shall at all time be the exclusive property of the Company. The Documentation shall be comprised of:

a)
all software, source codes, date and other documented information of any nature and any form whatsoever which Consultant may have access to or which it may generate during the course of performing the Work;

b)	all memoranda, notices, records and reports which Consultant may have access to or which it may generate during the course of performing the Work; and
c)	all copies, extracts and reproductions of the documentation described in sub clauses a) and b) above.

The consultant acknowledges the proprietary nature of the Documentation and agrees to treat the same as the confidential property of the Company. If not otherwise specifically addressed herein, the consultant shall deliver any Documentation remaining in its possession or control to the company at such time as this Agreement terminates, or the work is completed.

8.
Confidentiality     The consultant hereby agrees that all inventions, information and data arising in connection with the Work (hereinafter collectively referred to as “Proprietary Information”), shall at all times be treated as confidential. The consultant agrees not to make, or permit any other person or persons, to make any copies, extracts or reproductions of the Documentation, other than as expressly permitted hereunder or pursuant to the written authorization of Company. The obligations shall survive the termination of this Agreement. Notwithstanding anything contained herein to the contrary, the provisions of this Clause 8 shall not apply to any portion of the Proprietary Information which:

a)	is in the public domain at the date of this Agreement;
b)	becomes part of the public domain at any time after the date of this Agreement through no breach of the provisions herein;
c)	is in the lawful possession of the consultant prior to the date of this Agreement; or
d)
is lawfully obtained by the consultant from a third party which is under no obligation of confidence to the company, provided however that the onus shall always be upon the consultant to demonstrate that the exceptions set forth above are applicable.

9.
Indemnity     The company hereby indemnifies and saves harmless the company from and against any and all liability or claim of liability of every kind and nature, including claims for liability for bodily injury, death and property damages (including, without limitation, the consultant’s employees or property) for all damages, losses, cost, expenses and liability arising out of the consultant’s performance hereunder regardless of negligence.

10.
Term     The term of this Agreement shall be for periods of (1) one year recurring on the anniversary date first above written. This Agreement may be terminated by either party upon thirty days prior written notice.

11.	Compliance with Laws The consultant shall comply with all applicable laws, rules, and regulations, including applicable safety codes as applicable to the company.

Signed on this 29th day of June, 2009

This Agreement and each facsimile, is deemed to be an original executed by the parties as of June 29, 2009.

Air Consult Associates	Secure Luggage Solutions Inc.
Per:	Per:

X	X
James E.M. Westmacott, Principal	Donald G. Bauer, President and Chief Executive Officer

 Initial: JW_______  Company________

ATTACHMENT (1)

SCOPE OF WORK

The duties and responsibilities of the consultant shall be as follows:

Responsible for all business development and marketing of the company’s baggage and cargo security and protection systems and other products as may become available from time to time in a manner that is consistent with the business plan of the company and as directed by the Company.

 Initial: JW_______  Company________

ATTACHMENT (2)

TERMS OF AGREEMENT

Initial Payment:

A signing bonus consisting of 25,000 shares of the company’s restricted common stock, will be issued to James Westmacott, such shares to be adjusted pro-rata with all other shareholders, for any changes in the capital structure of the issuer.  The shares will be issued effective the date of signing of this agreement.

Per Diem Payments:

1.
From July 1, 2009 through to the end of the month in which date the company has received a trade symbol the per diem is $100.00 for services rendered, not to exceed a total payment of $1500.00 per calendar month, payable in advance.

2.	From the 1st day of the month following receipt of the trade symbol the per diem is $250.00 for services rendered, not to exceed a total payment of $5000.00 per calendar month.

3.
From the 1st day of the month following the commissioning of the first bag/cargo security and protection system under contract, the per diem will be $375.00 for services rendered, not to exceed a total payment of $8250.00 per calendar month.

Additional Payment:

Upon completion of the registration process and trading of the Company’s stock has begun, the company will provide additional monthly payments of 4,000 common shares. These monthly share payments will accrue to the account of James Westmacott and/or Air Consult Associates and be issued on a quarterly basis consistent with the company’s quarterly reporting and filings.  In the event this agreement is cancelled, the monthly payment of shares shall cease immediately and any shares accrued will be issued and reported in the next quarterly filings.

Wire transfer instructions:

Instructions to be provided under separate cover.

 Initial: JW_______  Company________